UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-17436 (Commission File Number)	27-0118168 (I.R.S. Employer Identification No.)

	650 Madison Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On January 24, 2008, CKX, Inc. (“CKX”) announced preliminary estimated financial results for the year ended December 31, 2007, reporting revenues of approximately $265 million, and OIBDAN (operating income before depreciation, amortization and non-cash compensation), excluding costs related to the distribution of common stock of FX Real Estate and Entertainment, Inc. and the proposed merger with 19X, Inc., of approximately $70 million. Based on these preliminary estimates, CKX expects to significantly surpass the minimum EBITDA requirement of $66.5 million necessary for the debt required to finance the previously announced buyout of CKX at a price of $13.75 a share, subject to adjustment. CKX expects to announce its audited financial results for the year ended December 31, 2007, by the end of February 2008.
Important Additional Information Regarding the Merger will be Filed with the SEC:
In connection with the proposed merger, CKX has filed a preliminary proxy statement and a Rule 13e-3 transaction statement on Schedule 13e-3 with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS TO THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement, the Schedule 13e-3 and other documents filed by CKX, Inc. (when available) at the SEC’s website at http://www.sec.gov. The proxy statement, the Schedule 13e-3 and such other documents may also be obtained for free by directing such request to CKX, Inc. Investor Relations, 650 Madison Avenue, New York, New York 10022 or on CKX’s website at http://www.ckx.com .
CKX and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the interests of CKX’s participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the merger.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
	Name:	Jason K. Horowitz
	Title:	Senior Vice President

DATE: January 24, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release